
                                                                                                                          Exhibit 11

                                                           FIBERSTARS INC.

                                             COMPUTATION OF NET INCOME (LOSS) PER SHARE

                                              (in thousands, except per share amounts)
                                                             (Unaudited)

                                                                                  Three Months Ended            Nine Months Ended
                                                                                  9/30/96     9/30/95          9/30/96     9/30/95
                                                                                 ---------------------        ---------------------
Weighted average common shares outstanding for the period                          3,405         3,372          3,394         3,332

Common equivalent shares assuming conversion of stock
      options and warrants under the treasury stock method                           149          --              139          --
                                                                                 ---------------------        ---------------------

Shares used in per share calculations                                              3,554         3,372          3,533         3,332
                                                                                 =====================        =====================

Net income (loss)                                                                $    92       ($   10)       $   337       ($  107)

Net income (loss) per share:                                                     $  0.03       ($ 0.00)       $  0.10       ($ 0.03)


Calculated in  accordance  with the  guidelines  of item 601 of Regulation  S-B.

Primary and fully diluted calculations are substantially the same.

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